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                                                                     Exhibit 3.3


                             ARTICLES OF AMENDMENT

                                FNB CORPORATION


1.   The name of the Corporation is FNB Corporation.

2.   The first sentence of Article III - Capital Stock is amended as follows:

         "The corporation shall have the authority to issue ten million (10,000,000) shares of Common Stock, par value $5.00 per share."

3.   The amendment was adopted on May 12, 1998.

4. The amendment was approved by the shareholders at a duly notice annual meeting on May 12, 1998. There are 3,384,015 shares outstanding of the corporation, of which 2,453,648 voted in favor of increasing the number of authorized shares from 5 to 10 million. This represents 72.5% of the outstanding shares.

         WITNESS the following signatures and seal on behalf of the corporation.

Attest:                              FNB Corporation


/s/ Peter A. Seitz                   /s/ Samuel H. Tollison            (SEAL)
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Peter A. Seitz, Secretary            Samuel H. Tollison, President/CEO